EXHIBIT F

PROMISSORY NOTE

Maximum Amount: USD $ 65,776.00	Date of Issuance: December 31, 2010

FOR VALUE RECEIVED, the undersigned, Language Key Training Ltd,, a Hong Kong corporation, a subsidiary of LK Asia ("Debtor"), promises to pay to Foxglove International Enterprises Ltd., a BVI company ("Creditor"), the Principal Amount (as defined below). This Promissory Note (this "Note") is made and delivered pursuant to that certain Definitive Agreement dated October 5, 2010, Amendment No. 1 of Definitive Agreement dated October 29, 2010 and Amendment No. 2 of Definitive Agreement dated December 31, 2010, collectively referred to as (the “Definitive Agreement”) of which this Agreement is made a part thereto, between THE LANGUAGE KEY TRAINING LTD, a British Virgin Islands Corporation(the “Creditor”), and LANGUAGE KEY ASIA LTD, a Hong Kong Corporation (the “Debtor”)

A.     Payment Terms.

1. Principal and Interest Payment. The Principal Amount hereunder (the "Obligation”) shall be due and payable in twelve (12) equal payments of Five Thousand Four Hundred Eighty-One and 33/100 Dollars (USD $5,481.33) in the form cash payments (wire transfer), with the first payment due on or before December 31, 2010 and subsequent monthly payments on the last day of each month until paid in the full.

2. Prepayment . Debtor shall have the right at any time and from time to time to prepay, in whole or in part, the principal of this Note, without payment of any premium or penalty..

3. Form of Payments . Principal and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

4. Right to Set-off . The Debtor hereby has a right to set-off and/or apply any and all amounts owed to Debtor, its subsidiaries and affiliates by Creditor, its subsidiaries and affiliates pursuant to any agreement or arrangement between Debtor, Creditor and/or their respective subsidiaries and affiliates, against any all amounts owed by Debtor to Creditor pursuant to this Note. Neither the exercise nor failure to exercise such right of set-off will constitute an election of remedies or limit the Debtor, its subsidiaries and affiliates in any manner in the enforcement of any other remedies that may be available to it under this Note or any other agreement or arrangement between Debtor, Creditor and/or their respective subsidiaries and affiliates.

B.     Events of Default.

1. DEFINITION OF EVENT OF DEFAULT. THE OCCURRENCE OF ANY ONE OR MORE OF THE FOLLOWING EVENTS SHALL CONSTITUTE AN "EVENT OF DEFAULT' HEREUNDER:

a) Debtor's breach of the obligation to pay any amount payable hereunder within five (5) days after the date that it is due and payable;

b) Debtor's institution of proceedings against it, or Debtor's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable law relating to creditor rights and remedies, or Debtor's consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Debtor or of any substantial part of its property, or Debtor's making of an assignment for the benefit of creditors, or the taking of corporate action in furtherance of such action; or

c) the entry of any judgment or order against Debtor which could reasonably be expected to have a material adverse effect on Debtor's business and which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution,

2. RIGHTS AND REMEDIES ON EVENT OF DEFAULT . UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, AS PROVIDED IN SECTION A.2 ABOVE, CREDITOR MAY DECLARE THE PAYMENT OF THE AMOUNTS DUE BY DEBTOR HEREUNDER AND ENFORCE THIS NOTE BY EXERCISE OF THE RIGHTS AND REMEDIES GRANTED TO IT BY APPLICABLE LAW.

C.     Other Provisions .

1. Governing Law. Time: Venue: Attorney's Fees. This Note shall be governed by Hong Kong law, without giving effect to conflicts of law principles. Time is of the essence hereunder. Each party consents to the non-exclusive jurisdiction and venue of jurisdiction of Hong Kong, if applicable, in any action, suit or proceeding arising out of or related to this Note. In the event that any suit or action is instituted to enforce any provisions in this Note, the substantially prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

2. Notices . All notices, demands and other communications which a party may desire, or may be required, to give to another shall be in writing, shall be delivered personally against receipt, or sent by recognized overnight courier service, or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by telecopy, and shall be addressed to the party to be notified as follows:

If to Debtor:	Dirk Haddow
10/F China Merchants Commercial Building
15-16 Connaught Road West
Sheung Wan, Hong Kong.

If to Creditor:	The Language Key Ltd. BVI
10/F China Merchants Commercial Building
15-16 Connaught Road West
Sheung Wan, Hong Kong.

Any such notice, demand, or communication shall be deemed given when received if personally delivered or sent by overnight courier. A party's address may be changed by notice given in accordance with this subsection.

3. Creditor's Rights. Debtor Waivers. Creditor's failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Debtor hereunder, or any right of Creditor hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Debtor waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, Creditor need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Creditor be a true and correct copy of this Note in ail material respects.

4. Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

5. Amendment Provisions. Entire Agreement. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Creditor, This Note represents the final agreement of Debtor and Creditor as to all matters addressed herein and supersede all previous agreements, negotiations, and discussions by the parties regarding the subject matters addressed herein.

6. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, Debtor and Creditor and their respective successors and assigns; provided, however, that Debtor's rights and obligations shall not be assigned or delegated, other than in connection with a Liquidation Transaction and in accordance with the Exchange Agreement, without Creditor's prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab initio.

THE LANGUAGE KEY TRAINING LTD.

/s/ Dirk Haddow

By: ___________________________________
Dirk Haddow
President and CEO